Exhibit 10.6
AMENDMENT NO. 2
TO
MANAGEMENT SERVICES AGREEMENT
     THIS AMENDMENT NO. 2 TO MANAGEMENT SERVICES AGREEMENT (this “Amendment”) is made and entered into effective as of April 30, 2009 by and between Virtual Radiologic Corporation, a Delaware corporation (“VRC”), Virtual Radiologic Professionals of New York, P.A., a Delaware professional corporation (the “Practice”) and Eduard Michel, M.D., who is hereby joined as a party to the Agreement (as defined below) solely with respect to the provisions of Sections 12.1 thereof, as modified by this Amendment. VRC, the Practice and Dr. Michel are referred to herein each individually as a “party,” and together the “parties.”
     WHEREAS, VRC and the Practice entered into that certain Management Services Agreement effective January 1, 2006, as amended (the “Agreement”);
     WHEREAS, pursuant to the Agreement, VRC provides systems infrastructure and management and administrative services to the Practice in order to permit the Practice to devote its full effort to the performance of professional radiology services on behalf of physician groups and other customers of the Practice;
     WHEREAS, the Practice is a single stockholder professional corporation, and the parties wish to ensure for an orderly transition of the ownership of the Practice in certain circumstances to an individual who is qualified to own the shares of the Practice.
     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and on the terms and subject to the conditions herein set forth, the Parties have agreed and do hereby agree as follows:
1.	Section 12.1 of the Agreement is amended and restated to read as follows:

Section 12.1 Redemption, Sale to Substitute Stockholder.

Upon the occurrence of any of the following events, the shares held by any then-current stockholder of the Practice will automatically be redeemed by the Practice, and the Practice, without the need for any further action by any Practice stockholder, officer or director, will immediately sell such shares to an individual who is qualified to hold such shares under Delaware law:
(i) Death of the stockholder;
(ii) Disability of the stockholder;

(iii) The stockholder’s “disqualification” within the meaning of Section 611 of the Delaware Professional Service Corporation Act;
(iv) Actual or proposed voluntary or involuntary transfer of shares, whether by court or otherwise, including, without limitation, by reason of the bankruptcy or divorce of a stockholder;
(v) Actual or threatened breach of this Management Agreement by the stockholder; or
(vi) Any other action or inaction which, in the opinion of VRC following due consultation with appropriate professionals, would jeopardize the provision of professional medical services provided by the Practice or any of VRC’s affiliated medical practices.
VRC shall administer and execute any redemption and subsequent sale of shares under this Section as part of VRC’s duties under this Agreement, including without limitation, the designation of an individual to purchase the shares who is qualified to hold the shares under Delaware law. The consideration for both any redemption and sale subsequent to a redemption under this Section shall be the lower of the purchase price paid for such shares by the relevant stockholder or the book value of such shares. Each stockholder of the Practice, on behalf of the stockholder and such stockholder’s successors and assigns, agrees to execute and deliver such instruments and take such other actions as VRC or the Practice may require in order to carry out the redemption and sale of shares as provided in this Section 12.1.
2.	Section 12.2 of the Agreement is amended and restated to read as follows:

Section 12.2 Conduct of Business Following Redemption. In the case of redemption by the Practice as a result of any of the events described in Section 12.1, the Practice agrees that it will conduct its business in the ordinary course and will comply with all obligations which it is subject to, including, but not limited to this Management Agreement and all client agreements.
               A. Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Agreement.
               B. All of the terms, provisions, covenants, conditions, and obligations of this Amendment shall be binding upon, and inure to the benefit of, the successors in interest and permitted assigns of the parties hereto.

               C. All other provisions of the Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties have duly executed this Amendment.

VIRTUAL RADIOLOGIC CORPORATION

By:	/s/ Robert C. Kill

Title: President and Chief Executive Officer

VIRTUAL RADIOLOGIC PROFESSIONALS OF NEW YORK, P.A.

By:	/s/ Eduard Michel, M.D.

Title: President

/s/ Eduard Michel, M.D.
Eduard Michel, M.D.